UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 28, 2013

Monster Beverage Corporation

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-18761	39-1679918
(Commission File Number)	(IRS Employer Identification No.)

1 Monster Way

Corona, CA 92879

(Address of principal executive offices and zip code)

(951) 739 - 6200

(Registrant’s telephone number, including area code)

550 Monica Circle Suite 201

Corona, California 92880

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 28, 2013, Monster Energy Company (“Monster Energy”) entered into an agreement (the “Hall Agreement”) with Mark J. Hall, President of the Monster Beverage Division.  Pursuant to the Hall Agreement, Mr. Hall will take a sabbatical and leave of absence effective immediately until December 31, 2013 (the “Sabbatical”).  During the Sabbatical, Mr. Hall will continue to receive all employment benefits in accordance with his pre-existing employment terms.

Pursuant to the Hall Agreement, effective January 1, 2014, Mr. Hall will resign as President of Monster Beverage Division and be appointed Chief Brand Officer of Monster Energy.  As Chief Brand Officer of Monster Energy, Mr. Hall will receive an annual salary of $250,000.  The Hall Agreement also provides that, subject to compliance with applicable policies and procedures, Mr. Hall agrees to serve as a member of the board of directors of Monster Beverage Corporation (the “Board”) for at least one year, effective January 1, 2014.

The Hall Agreement also includes covenants from Mr. Hall not to compete with or solicit employees or contractors of Monster Energy or its affiliates during the term of Mr. Hall’s employment and for a period of two years after termination of his employment or his service as a Board member, whichever occurs last.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monster Beverage Corporation

Date: October 30, 2013	/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Vice Chairman of the Board of Directors,
President and Chief Financial Officer